Exhibit 99.1

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2005, 2004 and 2003

and for the years ended

December 31, 2005, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, NY March 8, 2006

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share amounts)

	December 31, 2005	December 31, 2004
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $8,499,138 and $7,572,892)	$8,791,123	$8,059,329
Fixed-maturity securities pledged as collateral, at fair value (amortized cost $433,944 and $483,842)	430,700	489,759
Investments held-to-maturity, at amortized cost	1,278,611	600,000
Short-term investments, at amortized cost (which approximates fair value)	861,220	979,464
Other investments	156,571	185,037

Total investments	11,518,225	10,313,589
Cash and cash equivalents	116,339	182,347
Securities purchased under agreements to resell	380,306	476,251
Accrued investment income	128,865	129,210
Deferred acquisition costs	427,111	406,035
Prepaid reinsurance premiums	407,614	434,968
Reinsurance recoverable on unpaid losses	58,965	34,610
Goodwill	76,938	76,938
Property and equipment, at cost (less accumulated depreciation of $93,543 and $84,204)	98,626	102,283
Receivable for investments sold	3,550	2,023
Derivative assets	40,341	39,765
Other assets	249,397	251,845

Total assets	$13,506,277	$12,449,864

Liabilities and Shareholder’s Equity
Liabilities:
Deferred premium revenue	$3,185,200	$3,211,181
Loss and loss adjustment expense reserves	721,502	748,869
Securities sold under agreements to repurchase	380,306	476,251
Variable interest entity floating rate notes	1,280,160	600,505
Short-term debt	58,745	58,745
Deferred income taxes, net	465,407	482,764
Deferred fee revenue	15,954	20,624
Payable for investments purchased	62,325	15,686
Derivative liabilities	32,052	25,259
Other liabilities	224,726	232,631

Total liabilities	6,426,377	5,872,515
Shareholder’s Equity:
Preferred stock, par value $1,000 per share; authorized shares - 4,000.08, issued and outstanding - none	—	—
Common stock, par value $150 per share; authorized, issued and outstanding - 100,000 shares	15,000	15,000
Additional paid-in capital	1,672,310	1,654,201
Retained earnings	5,202,304	4,526,601
Accumulated other comprehensive income, net of deferred income tax of $126,539 and $194,130	190,286	381,547

Total shareholder’s equity	7,079,900	6,577,349

Total liabilities and shareholder’s equity	$13,506,277	$12,449,864

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	Years ended December 31
	2005	2004	2003
Revenues:
Gross premiums written	$1,017,955	$1,153,182	$1,280,028
Ceded premiums	(138,493)	(171,933)	(197,585)

Net premiums written	879,462	981,249	1,082,443
Increase in deferred premium revenue	(15,059)	(108,414)	(301,924)

Premiums earned (net of ceded premiums of $162,488, $159,640 and $196,343)	864,403	872,835	780,519
Net investment income	467,116	441,003	421,226
Net realized gains (losses)	(8,468)	108,181	50,746
Net gains (losses) on derivative instruments	(6,289)	6,627	104,384
Advisory fees	28,394	42,641	65,580
Other	2,110	159	330

Total revenues	1,347,266	1,471,446	1,422,785

Expenses:
Losses and loss adjustment	84,274	84,753	77,114
Amortization of deferred acquisition costs	66,577	66,412	60,491
Operating	141,775	126,167	129,981

Total expenses	292,626	277,332	267,586

Income before income taxes	1,054,640	1,194,114	1,155,199
Provision for income taxes	283,937	325,871	328,411

Net income	$770,703	$868,243	$826,788

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

For the years ended December 31, 2005, 2004 and 2003

(in thousands except per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
	Shares	Amount
Balance, January 1, 2003	100,000	$15,000	$1,610,574	$3,818,870	$339,710	$5,784,154

Comprehensive income:
Net income	—	—	—	826,788	—	826,788
Other comprehensive income (loss):
Change in unrealized appreciation of investments net of change in deferred income taxes of $43,831	—	—	—	—	81,728	81,728
Change in foreign currency translation net of change in deferred income taxes of $2,908	—	—	—	—	16,555	16,555

Other comprehensive income						98,283

Comprehensive income						925,071

Dividends declared (per common share $2,400.00)	—	—	—	(240,000)	—	(240,000)
Stock-based compensation	—	—	29,858	—	—	29,858
Variable interest entity equity	—	—	46	—	—	46
Capital issuance costs	—	—	(4,056)	—	—	(4,056)

Balance, December 31, 2003	100,000	15,000	1,636,422	4,405,658	437,993	6,495,073

Comprehensive income:
Net income	—	—	—	868,243	—	868,243
Other comprehensive income (loss):
Change in unrealized appreciation of investments net of change in deferred income taxes of $(43,579)	—	—	—	—	(77,676)	(77,676)
Change in foreign currency translation net of change in deferred income taxes of $5,266	—	—	—	—	21,230	21,230

Other comprehensive loss						(56,446)

Comprehensive income						811,797

Dividends declared (per common share $7,473.00)	—	—	—	(747,300)	—	(747,300)
Stock-based compensation	—	—	20,132	—	—	20,132
Capital issuance costs	—	—	(2,353)	—	—	(2,353)

Balance, December 31, 2004	100,000	15,000	1,654,201	4,526,601	381,547	6,577,349

Comprehensive income:
Net income	—	—	—	770,703	—	770,703
Other comprehensive income (loss):
Change in unrealized appreciation of investments net of change in deferred income taxes of $(67,746)	—	—	—	—	(151,047)	(151,047)
Change in foreign currency translation net of change in deferred income taxes of $155	—	—	—	—	(40,214)	(40,214)

Other comprehensive loss						(191,261)

Comprehensive income						579,442

Dividends declared (per common share $950.00)	—	—	—	(95,000)	—	(95,000)
Stock-based compensation	—	—	18,109	—	—	18,109

Balance, December 31, 2005	100,000	$15,000	$1,672,310	$5,202,304	$190,286	$7,079,900

	2005	2004	2003
Disclosure of reclassification amount:
Unrealized appreciation of investments arising during the period, net of taxes	($126,656)	($12,490)	$119,605
Reclassification adjustment, net of taxes	(24,391)	(65,186)	(37,877)

Net unrealized appreciation, net of taxes	($151,047)	($77,676)	$81,728

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31
	2005	2004	2003
Cash flows from operating activities:
Net income	$770,703	$868,243	$826,788
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in accrued investment income	345	(108)	(12,449)
Increase in deferred acquisition costs	(21,076)	(33,003)	(22,936)
Decrease (increase) in prepaid reinsurance premiums	27,354	(44,197)	(12,237)
(Decrease) increase in deferred premium revenue	(25,981)	143,544	314,161
(Decrease) increase in loss and loss adjustment expense reserves	(27,367)	37,038	73,598
(Increase) decrease in reinsurance recoverable on unpaid losses	(24,355)	26,792	(17,587)
Depreciation	9,339	11,208	9,070
Amortization of bond discount (premium), net	23,707	34,936	(12,981)
Net realized losses (gains) on sale of investments	8,468	(108,181)	(50,746)
Current income tax benefit	(14,913)	(36,773)	(2,745)
Deferred income tax provision	56,838	101,822	44,900
Net losses (gains) on derivative instruments	6,289	(6,627)	(104,384)
Stock option compensation	18,109	14,786	22,403
Other, net	(68,982)	(27,136)	12,753

Total adjustments to net income	(32,225)	114,101	240,820

Net cash provided by operating activities	738,478	982,344	1,067,608

Cash flows from investing activities:
Purchase of fixed-maturity securities, net of payable for investments purchased	(2,994,378)	(2,893,266)	(4,993,225)
Sale of fixed-maturity securities, net of receivable for investments sold	1,843,877	1,745,123	2,703,029
Redemption of fixed-maturity securities, net of receivable for investments redeemed	428,175	877,070	1,597,511
(Purchase) sale of short-term investments, net	(6,940)	102,772	(97,670)
Sale (purchase) of other investments, net	38,842	52,317	(16,863)
(Purchase) redemption of held-to-maturity investments	(678,611)	1,465,209	(1,465,209)
Capital expenditures	(7,830)	(7,319)	(8,890)
Disposals of capital assets	1,624	68	849

Net cash provided (used) by investing activities	(1,375,241)	1,341,974	(2,280,468)

Cash flows from financing activities:
Net proceeds from issuance of short-term debt	—	1,408	57,337
Net proceeds from issuance of variable interest entity floating rates	678,611	—	—
Net (repayment) proceeds from issuance (redemption) of medium-term notes	—	(1,503,324)	1,503,324
Other borrowings and deposits	(9,957)	11,579	(23,264)
Capital issuance costs	(2,899)	(2,353)	(4,056)
Dividends paid	(95,000)	(747,300)	(240,000)

Net cash provided (used) by financing activities	570,755	(2,239,990)	1,293,341

Net (decrease) increase in cash and cash equivalents	(66,008)	84,328	80,481
Cash and cash equivalents - beginning of year	182,347	98,019	17,538

Cash and cash equivalents - end of year	$116,339	$182,347	$98,019

Supplemental cash flow disclosures:
Income taxes paid	$240,815	$256,254	$280,456
Interest paid:
Other borrowings and deposits	$802	$6,564	$10,454
Medium-term notes	—	$18,939	$20,825
Variable interest entity floating rate notes	$24,264	$9,287	$1,369
Non cash items:
Stock compensation	$18,109	$14,786	$22,403

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Business and Organization

MBIA Insurance Corporation (MBIA Corp.) is a wholly owned subsidiary of MBIA Inc. MBIA Corp. issues financial guarantees for municipal bonds, asset-backed and mortgage-backed securities, investor-owned utility bonds, bonds backed by publicly or privately funded public-purpose projects, bonds issued by sovereign and sub-sovereign entities, obligations collateralized by diverse pools of corporate loans and credit default swaps and pools of corporate and asset-backed bonds, both in the new issue and secondary markets. The financial guarantees provide an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.

MBIA Corp. has Triple-A financial strength ratings from Standard and Poor’s Corporation (S&P), Moody’s Investors Service, Inc. (Moody’s), Fitch, Inc. and Rating and Investment Information, Inc. Additionally, MBIA Insurance Corporation’s insurance subsidiaries have Triple-A financial strength ratings from at least S&P and Moody’s.

MBIA Corp. writes business both in the United States (U.S.) and outside of the U.S. Business outside of the U.S. is generally written through MBIA Assurance, S.A. (MBIA Assurance), a wholly owned French subsidiary, and MBIA UK Insurance Limited (MBIA UK), a wholly owned subsidiary incorporated in the United Kingdom. These subsidiaries principally provide insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions in the international markets. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risk insured by MBIA Assurance and MBIA UK is reinsured by MBIA Corp.

MBIA Corp. also manages books of business through two other subsidiaries, MBIA Insurance Corp. of Illinois (MBIA Illinois), acquired in December 1989, and Capital Markets Assurance Corporation (CMAC), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (CapMAC). The net book of business of these two subsidiaries is 100% reinsured by MBIA Corp.

Note 2: Restatement of Consolidated Financial Statements

On November 8, 2005, MBIA Corp. announced its decision to correct and restate its previously issued financial statements for 1998 and subsequent years in connection with potential settlements of investigations by the Securities and Exchange Commission (SEC) and the New York Attorney General’s Office (NYAG) regarding agreements entered into in 1998. On November 12, 2005, MBIA Inc. filed with the SEC Amendment No. 1 on Form 10-K/A to its Form 10-K for the year ended December 31, 2004 to reflect the restatement of the consolidated financial statements of MBIA Inc. and MBIA Corp. as of and for the years ended December 31, 2004, 2003, 2002, 2001, 2000, 1999 and 1998.

In 1998, three reinsurers, Converium Reinsurance (North America) Inc. (Converium), AXA Re Finance S.A. (ARF) and Muenchener Rueckversicherungs-Gesellshaft (Munich Re) paid MBIA Corp. $170 million under three separate agreements (the Excess-of-Loss Agreements) in connection with losses MBIA Corp. incurred on $265 million of MBIA-insured bonds issued by the Alleghany Health, Education and Research Foundation (AHERF). The Excess-of-Loss Agreements were structured as three successive excess-of-loss facilities that aggregated to $170 million. Under the Excess-of-Loss Agreements, Converium paid MBIA Corp. $70 million, and Munich Re and ARF each paid MBIA Corp. $50 million.

In connection with the arrangements for the Excess-of-Loss Agreements, MBIA Corp. entered into quota share agreements with Munich Re, ARF and Converium (each a Quota Share Agreement and, collectively, the Quota Share Agreements). Under the Quota Share Agreements, MBIA Corp. agreed to cede to the three reinsurers new business written with an aggregate par sufficient to generate $297 million in gross premiums over a six year period ending October 1, 2004. Of the $297 million in premiums to be ceded under the Quota Share Agreements, MBIA Corp. agreed to cede to Converium cash premiums equal to $102 million, to ARF adjusted gross premiums of $97 million and to Munich Re adjusted gross premiums of $98 million over this period.

On March 8, 2005, MBIA Corp. announced its decision to restate its financial statements for 1998 and subsequent years to correct the accounting for the agreements with Converium and reflected this correction in the consolidated financial statements of its original Exhibit 99.1 on Form 10-K for the year ended December 31, 2004. At that time, MBIA Corp. believed that the accounting for the Excess-of-Loss Agreements and Quota Share Agreements with Munich Re and ARF was appropriate under Statement of Financial Accounting Standards (SFAS) 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.”

The restatement of MBIA Corp.’s financial statements for the Munich Re and ARF Excess-of-Loss and Quota Share Agreements, made in connection with the potential settlements, corrects and restates its accounting for these agreements because,

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

taking into account developments in the regulatory investigations since March and further accounting analyses, they did not satisfy the risk transfer requirements for reinsurance accounting under SFAS 113. As a result, MBIA Corp. restated its financial statements issued prior to September 30, 2005 to reflect the Excess-of-Loss and Quota Share Agreements with Munich Re and ARF under deposit accounting in accordance with Statement of Position (SOP) 98-7, “Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Risk” instead of under reinsurance accounting. MBIA Corp. also corrected and restated its 2004 statutory financial statements for the Munich Re and ARF Excess-of-Loss and Quota Share Agreements because they did not satisfy the requirements for reinsurance accounting under Regulation 108 of the New York State Insurance Department (NYSID). The restatements did not have a significant effect on MBIA Corp.’s financial position.

The following table presents the effects of the ARF and Munich Re restatement on the unaudited consolidated financial statements of MBIA Corp. for the three months ended March 31, 2005 and June 30, 2005. The effect of the Converium restatement was reflected in the previously issued consolidated financial statements of MBIA Corp. for these periods.

	Unaudited As of and For the Three Months Ended March 31, 2005		Unaudited As of and For the Three Months Ended June 30, 2005
In thousands	Previously Reported	Restated	Previously Reported	Restated
Consolidated Statement of Income Data:
Ceded premiums written	$(38,757)	$(35,195)	$(36,595)	$(34,576)
Net premiums written	252,357	255,919	220,313	222,332
Increase in deferred premium revenue	(40,692)	(39,647)	(6,392)	(3,959)
Premiums earned	211,665	216,272	213,921	218,373
Net gains (losses) on derivative instruments	1,522	1,525	(2,398)	(2,515)
Total revenues	333,340	337,950	332,219	336,554
Losses and loss adjustment expenses	20,385	20,851	21,265	21,708
Amortization of deferred acquisition costs	16,293	16,657	16,506	16,858
Operating expenses	37,236	38,332	25,777	26,770
Total expenses	73,914	75,840	63,548	65,336
Income before income taxes	259,426	262,110	268,671	271,218
Provision for income taxes	68,351	69,290	72,685	73,576
Net income	$191,075	$192,820	$195,986	$197,642

Consolidated Balance Sheet Data:
Deferred acquisition costs	$371,932	$417,454	$383,006	$428,613
Prepaid reinsurance premiums	462,390	427,028	451,113	418,184
Reinsurance recoverable on unpaid losses	33,202	34,091	42,869	41,671
Derivative assets	33,718	33,555	28,534	28,441
Other assets	384,544	383,655	211,872	213,070
Total assets	12,525,830	12,535,827	12,910,256	12,922,841
Loss and loss adjustment expense reserves	755,563	778,064	667,570	690,801
Deferred income taxes, net	465,608	455,886	503,898	495,067
Derivative liabilities	18,550	17,524	15,764	14,925
Other liabilities	159,455	175,753	170,289	185,712
Total liabilities	5,826,121	5,854,172	5,968,910	5,997,894
Retained earnings	4,737,475	4,719,421	4,933,461	4,917,062
Total shareholder’s equity	$6,699,709	$6,681,655	$6,941,346	$6,924,947

The restatement of MBIA Corp.’s financial statements did not have a material effect on its financial condition and MBIA Corp. does not expect the restatement to have any impact on its Triple-A ratings. Information presented in the Notes to Consolidated Financial Statements gives effect to the restatement, as applicable.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3: Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates. MBIA Corp.’s significant accounting policies are as follows:

Consolidation

The consolidated financial statements include the accounts of MBIA Corp., its subsidiaries and entities under its control for which MBIA Corp. retains substantially all the risks and rewards. This includes variable interest entities (VIEs) consolidated under the requirements of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46(R), “Consolidation of Variable Interest Entities.” All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation.

Investments

MBIA Corp. classifies its fixed-maturity investments as either available-for-sale or held-to-maturity, as defined by SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” Available-for-sale investments are reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income in shareholder’s equity. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

Held-to-maturity investments consist of floating rate note securities. These investments are reported in the financial statements at amortized cost. Discounts and premiums are amortized using the straight-line method over the remaining term of the securities. Using an effective yield method to amortize discounts and premiums would not have produced materially different results. Investment income is recorded as earned.

Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year.

Other investments include MBIA Corp.’s interest in equity-oriented and equity method investments. MBIA Corp. records its share of the unrealized gains and losses on equity-oriented investments, net of applicable deferred income taxes, in accumulated other comprehensive income in shareholder’s equity. The carrying amounts of equity method investments are initially recorded at cost and adjusted to recognize MBIA Corp.’s share of the profits or losses, net of any intercompany gains and losses, of the investees subsequent to the purchase date. Such profits and losses are recorded within net investment income in the accompanying Consolidated Statements of Income. Dividends are applied as a reduction of the carrying amount of equity method investments.

MBIA Corp. regularly monitors its investments in which fair value is less than amortized cost in order to assess whether such a decline in value is other than temporary and, therefore, should be reflected as a realized loss in net income. Such an assessment requires MBIA Corp. to determine the cause of the decline and whether MBIA Corp. possesses both the ability and intent to hold the investment to maturity or until the value recovers to an amount at least equal to amortized cost. This assessment requires management to exercise judgment as to whether an investment is impaired based on market conditions, trends and the availability of relevant data.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest, subject to the provisions of SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

These transactions are entered into with MBIA Investment Management Corp. (IMC), a wholly owned subsidiary of MBIA Inc., in connection with IMC’s collateralized municipal investment agreement activity. It is MBIA Corp.’s policy to take possession of securities used to collateralize such transactions. MBIA Corp. minimizes the credit risk that IMC might be unable to fulfill its contractual obligations by monitoring IMC’s credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

SFAS 140 also requires MBIA Corp. to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet with a corresponding adjustment to other comprehensive income. As of year-end 2005 and 2004, MBIA Corp. had $431 million and $490 million, respectively, in financial assets pledged as collateral.

Policy Acquisition Costs

Policy acquisition costs include those expenses that relate primarily to, and vary with, the acquisition of new insurance business. MBIA Corp. periodically conducts a study to determine which operating costs have been incurred to acquire new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs, net of ceding commissions, are deferred and amortized over the period in which the related premiums are earned.

MBIA Corp. will recognize a premium deficiency if the sum of expected loss and loss adjustment expenses and unamortized policy acquisition costs exceed the related unearned premiums. If MBIA Corp. were to have a premium deficiency that is greater than unamortized acquisition costs, the unamortized acquisition costs would be reduced by a charge to expense, and a liability (if necessary) would be established for any remaining deficiency. As of December 31, 2005, there have been no premium deficiencies. Although GAAP permits the inclusion of anticipated investment income when determining a premium deficiency, it is currently not being included in MBIA Corp.’s evaluation.

Goodwill

Goodwill represents the excess of the cost of acquiring a business enterprise over the fair value of the net assets acquired. Under SFAS 142, “Goodwill and Other Intangible Assets,” MBIA Corp. tests the carry value of its goodwill for impairment at least annually.

MBIA Corp. performed its annual impairment testing of goodwill as of January 1, 2006 and January 1, 2005. On both dates, the fair value of MBIA Corp. exceeded its carrying value indicating that goodwill was not impaired. In performing this evaluation, MBIA Corp. determined that the best measure of its fair value was book value adjusted for the after-tax effects of net deferred premium revenue less deferred acquisition costs, the present value of installment premiums and a provision for losses to arrive at adjusted book value. Adjusted book value is a common measure used by analysts to determine the value of financial guarantee companies.

Property and Equipment

Property and equipment consists of land, buildings, leasehold improvements, furniture, fixtures and computer equipment and software. All property and equipment is recorded at cost and, except for land, is depreciated over the appropriate useful life of the asset using the straight-line method. Maintenance and repairs are charged to current earnings as incurred. The useful lives of each class of assets are as follows:

Buildings and site improvements	5-31 years
Leasehold improvements	4-10 years
Furniture and fixtures	8 years
Computer equipment and software	3-5 years

Derivatives

Under SFAS 133, all derivative instruments are recognized on the balance sheet at their fair value, and changes in fair value are recognized immediately in earnings unless the derivatives qualify as hedges. If the derivatives qualify as hedges, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings, or are recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings. If

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

circumstances or events arise that require the termination and settlement of a derivative contract prior to maturity, any unrealized gain or loss will be recognized immediately in earnings. For qualifying fair value hedges, if the hedge relationship is terminated, the derivative fair value adjustment is reported as part of the basis of the hedged item and is amortized to earnings as a yield adjustment. For qualifying cash flow hedges, if the hedge relationship is terminated, the derivative fair value adjustment recorded in other comprehensive income is recognized in earnings at the time the hedged cash flows are recognized, consistent with the original hedge strategy. If the underlying hedged item of a hedge relationship ceases to exist, all changes in the fair value of the derivative are recognized in earnings each period until the derivative matures or terminates.

The nature of MBIA Corp.’s business activities require the management of various financial and market risks, including those related to changes in interest rates and foreign currency exchange rates. MBIA Corp. uses derivative instruments to mitigate or eliminate certain of those risks. See Note 6 for a further discussion of MBIA Corp.’s use of derivatives and their impact on MBIA Corp.’s financial statements.

Losses and Loss Adjustment Expenses

The financial guarantees issued by MBIA Corp. insure scheduled payments of principal and interest due on various types of financial obligations against a payment default on such payments by the issuers of the obligations. Loss and loss adjustment expense (LAE) reserves are established by MBIA Corp.’s Loss Reserve Committee, which is comprised of members of senior management, and require the use of judgment and estimates with respect to the occurrence, timing and amount of a loss on an insured obligation. As discussed below, the accounting for non-derivative financial guarantee loss reserves is possibly subject to change.

MBIA Corp. establishes two types of loss and LAE reserves for non-derivative financial guarantees: an unallocated loss reserve and case basis reserves. The unallocated loss reserve is established on an undiscounted basis with respect to MBIA Corp.’s entire insured portfolio. MBIA Corp.’s unallocated loss reserve represents its estimate of losses that have or are probable to occur as a result of credit deterioration in MBIA Corp.’s insured portfolio but which have not yet been specifically identified and applied to specific insured obligations. The unallocated loss reserve is increased on a quarterly basis using a formula that applies a “loss factor” to MBIA Corp.’s scheduled net earned premium for the respective quarter, both of which are defined and set forth below. This increase in the unallocated reserve is MBIA Corp.’s provision for loss and loss adjustment expenses as reported on MBIA Corp.’s income statement. Scheduled net earned premium represents quarterly premium earnings, net of reinsurance, from all policies in force less the portion of quarterly premium earnings that have been accelerated as a result of the refunding or defeasance of insured obligations. Total earned premium as reported on MBIA Corp.’s income statement includes both scheduled net earned premium and premium earnings that have been accelerated, net of reinsurance. Once a policy is originated, the amount of scheduled net earned premium recorded in earnings will be included in MBIA Corp.’s calculation of its unallocated loss reserve. When an insured obligation is refunded, defeased or matures, MBIA Corp. does not reverse the unallocated loss reserve previously generated from the scheduled net earned premium on such obligation as MBIA Corp.’s unallocated loss reserve is not specific to any individual obligation.

Each quarter, MBIA Corp. calculates its provision for the unallocated loss reserve as a fixed percent of scheduled net earned premium. This amount is recorded as “Losses and loss adjustment expense” on the income statement. Annually, the Loss Reserve Committee evaluates the appropriateness of the fixed percent loss factor. In performing this evaluation, the Loss Reserve Committee considers the composition of MBIA Corp.’s insured portfolio by municipal sector, structured asset class, remaining maturity and credit quality, along with the latest industry data, including historical default and recovery experience for the relevant sectors of the fixed-income market in order to determine if a trend is developing that indicates the loss factor should be increased or decreased. In addition, MBIA Corp. considers its own historical loss activity and how those losses develop over time. The Loss Reserve Committee reviews the results of its annual evaluation over several years to determine whether any long-term trends are developing. MBIA Corp.’s additions to specific case basis reserves in the years ending December 31, 2005 and 2004 exceeded the 12% loss factor currently used by MBIA Corp. The Loss Reserve Committee is continuing to monitor this trend and evaluate whether an adjustment to MBIA Corp.’s current loss factor is appropriate. During the years ended December 31, 2005, 2004 and 2003, MBIA Corp. calculated its provision for the unallocated loss reserve as 12% of scheduled net earned premium.

When a case basis reserve is established, MBIA Corp. reclassifies the estimated amount from its unallocated loss reserve in an amount equal to the specific case basis loss reserve. Therefore, the amount of available unallocated loss reserve at the end of each period is reduced by the actual case basis reserves established in the same period. Such reclassification has no effect on MBIA Corp.’s income statement as the unallocated loss reserve and specific case basis reserves, gross of recoveries from reinsurers, are reported as liabilities within “Loss and loss adjustment expense reserves” on MBIA Corp.’s balance sheet. In the event that case basis reserves develop at a significantly faster or slower rate than anticipated by applying the loss factor to net scheduled earned premium, MBIA Corp. will perform a qualitative evaluation with respect to the adequacy of the remaining unallocated loss reserve. In performing this evaluation, MBIA Corp. considers the anticipated amounts of future transfers to existing case basis reserves, as well as the likeliness those policies for which case basis reserves have not been established will require case basis reserves at a faster or slower rate than initially expected.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

If, after establishing case basis reserves for the period, MBIA Corp. determines that the remaining unallocated loss reserve is not sufficient to cover its estimate of losses not yet specifically identified in its insured portfolio, additional unallocated loss reserves will be accrued at such time which, as a result, will reduce MBIA Corp.’s earnings for the period. Conversely, if MBIA Corp. determines that the remaining unallocated loss reserve is in excess of the amount needed to cover its estimate of unidentified losses, MBIA Corp. will reverse the excess at such time which, as a result, will increase MBIA Corp.’s earnings for the period. MBIA Corp. has not made any such adjustment to its unallocated loss reserve during the periods presented in MBIA Corp.’s financial statements.

MBIA Corp. establishes new case basis reserves with respect to a specific insurance policy when the Loss Reserve Committee determines that (i) a claim has been made or is probable in the future with respect to such policy based on specific credit events that have occurred and (ii) the amount of the ultimate loss that MBIA Corp. will incur under such policy can be reasonably estimated. The amount of the case basis reserve with respect to any policy is based on the net present value of the expected ultimate losses and loss adjustment expense payments that MBIA Corp. expects to pay with respect to such policy, net of expected recoveries under salvage and subrogation rights. The amount of the expected loss, net of expected recoveries, is discounted based on a discount rate equal to the actual yield of the fixed-income portfolio held by MBIA Corp.’s insurance subsidiaries at the end of the preceding fiscal quarter. MBIA Corp. believes this yield is an appropriate rate of return for present valuing its reserves as it reflects the rate of return on the assets supporting future claim payments by MBIA Corp. The discount rate used at December 31, 2005, 2004 and 2003 was 5.0%, 4.8% and 4.7%, respectively. When a case basis reserve is established for an insured obligation, MBIA Corp. continues to record premium revenue until it believes that premiums will no longer be collected on that obligation.

Case basis reserves are established in the same manner for policies with respect to which an insured event (i.e., a payment default on the insured obligation) has already occurred and for those policies where MBIA Corp. expects that an insured event will occur in the future based upon credit deterioration which has already occurred and has been identified. This reserving methodology is different from case basis reserves that are established by traditional property and casualty insurance companies, which determine case basis reserves only upon the occurrence of an insured event when reported. MBIA Corp. does not establish case basis reserves for all payments due under an insured obligation but rather only those that MBIA Corp. believes the issuer of the insured obligation will be unable to make. Case basis reserves cover the amount of principal and interest owed that MBIA Corp. expects to pay on its insured obligations and the costs of settlement and other loss mitigation expenses, net of expected recoveries. Expected recoveries reduce the amount of case basis reserves established by MBIA Corp. When MBIA Corp. becomes entitled to the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment, it records salvage and subrogation as an asset. Such amounts are included in MBIA Corp.’s balance sheet within “Other assets.”

A number of variables are taken into account in establishing specific case basis reserves for individual policies. These variables include the creditworthiness of the underlying issuer of the insured obligation, whether the obligation is secured or unsecured and the expected recovery rates on the insured obligation, the projected cash flow or market value of any assets that support the insured obligation and the historical and projected loss rates on such assets. Factors that may affect the actual ultimate realized losses for any policy include the state of the economy, changes in interest rates, rates of inflation and the salvage values of specific collateral. The methodology for determining when a case basis reserve is established may differ from other financial guarantee insurance companies, as well as from other property and casualty insurance enterprises.

Management believes that MBIA Corp.’s reserves are adequate to cover the ultimate net cost of claims. However, because the reserves are based on management’s judgment and estimates, there can be no assurance that the ultimate liability will not exceed such estimates. See Note 16 for additional information regarding MBIA Corp.’s loss and LAE reserves.

MBIA Corp.’s loss reserving policy, described above, is based on guidance provided in SFAS 60, “Accounting and Reporting by Insurance Enterprises,” SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS 5, requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Although SFAS 60 provides guidance to insurance enterprises, MBIA Corp. does not believe SFAS 60 comprehensively addresses the unique attributes of financial guarantee insurance contracts, as the standard was developed prior to the maturity of the financial guarantee industry. SFAS 60 provides guidance with respect to insurance contracts that are either short-duration or long-duration in nature. Financial guarantee contracts typically have attributes of both and, therefore, are difficult to classify as either. For instance, financial guarantee contracts are reported for regulatory purposes as property and liability insurance, normally considered short-duration, but have elements of long-duration contracts in that they are irrevocable and extend over a period that may be in excess of 30 years.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MBIA Corp. believes its loss reserving policy reflects the requirements of applicable accounting literature, as well as the fact that financial guarantee losses occur over time as a result of credit deterioration, operational difficulties of the insured obligor or fraud, which may not be specifically detected when they occur but which can be generally estimated across a portfolio of insured obligations based on the credit quality and nature of the portfolio and historical default data. MBIA Corp. does, however, recognize premium revenue and policy acquisition costs in a manner consistent with the guidance provided in SFAS 60 for short-duration contracts. If MBIA Corp. and the rest of the financial guarantee industry were required to classify its insurance contracts as either short-duration or long-duration or if new specific guidance for financial guarantee insurance emerges, different methods of accounting could apply with respect to loss reserving and liability recognition, and possibly extend to premium revenue and policy acquisition cost recognition. Additionally, there are differences in the methodology and measurement of loss reserves followed by other financial guarantee companies.

As a result of discussions in January and February 2005 between the SEC staff and several financial guarantee industry participants, including MBIA, the FASB staff is considering whether additional guidance with respect to accounting for financial guarantee insurance should be provided. In June 2005, the FASB decided to add to its agenda a project to consider the accounting by insurers for financial guarantee insurance. As part of this project, the FASB is considering several aspects of the insurance accounting model for financial guarantee insurers, including claims liability recognition, premium recognition and the related amortization of deferred policy acquisition costs. When the FASB or the SEC reaches a conclusion on this issue, MBIA Corp. and its financial guarantor peers may be required to change some aspects of their respective loss reserving policies and the potential changes could extend to premium and expense recognition. MBIA Corp. cannot currently assess how the FASB and SEC staff’s ultimate resolution of this issue will impact its loss reserving policy or the effect it might have on recognizing premium revenue and policy acquisition costs. Until the issue is resolved, MBIA Corp. intends to continue to apply its existing policy with respect to the establishment of both case basis and unallocated loss reserves and the recognition of premium revenue and policy acquisition costs.

Premium Revenue Recognition

Upfront premiums are earned in proportion to the expiration of the related insured par. Therefore, for transactions in which the premium is received upfront, premium earnings are greater in the earlier periods when there is a higher amount of par outstanding. The upfront premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. When an MBIA Corp.-insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to MBIA Corp. Installment premiums are earned on a straight-line basis over each installment period, generally one year or less.

The effect of MBIA Corp.’s upfront premium earnings policy is to recognize greater levels of upfront premiums in the earlier years of each policy insured, thus matching revenue recognition with exposure to the underlying risk. Recognizing premium revenue on a straight-line basis over the life of each policy without allocating premiums to the sinking fund payments would materially affect MBIA Corp.’s financial results. Premium earnings would be more evenly recorded as revenue throughout the period of risk than under the current method, but MBIA Corp. does not believe that the straight-line method would appropriately match premiums earned to MBIA Corp.’s exposure to the underlying risk. Therefore, MBIA Corp. believes its upfront premium earnings methodology is the most appropriate method to recognize its upfront premiums as revenue. The premium earnings methodology used by MBIA Corp. is similar to that used throughout the industry.

Premiums ceded to reinsurers reduce the amount of earned premium MBIA Corp. will recognize from its insurance policies. For both upfront and installment policies, ceded premium expense is recognized in earnings in proportion to and at the same time the related premium revenue is recognized. Ceding commission income is recognized in earnings at the time the related premium is recognized.

Advisory Fee Revenue Recognition

MBIA Corp. collects advisory fees in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees and expense reimbursements are earned when the related services are completed. Structuring fees are earned on a straight-line basis over the life of the related insurance policy and commitment fees are earned on a straight-line basis over the commitment period.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Employee Stock Compensation

MBIA Corp. participates in MBIA Inc.’s Stock Compensation Plan. MBIA Inc. follows the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation.” Under the modified prospective transition method selected by MBIA Inc. under the provisions of SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” compensation costs related to stock options are reflected in net income. See Notes 4 and 17 for further discussions regarding the methodology utilized in recognizing employee stock compensation expense.

Gains and Losses

Net realized gains and losses are primarily generated from the sale of investments. Realized losses also include amounts resulting from the write-down of assets for which a decline in fair value below MBIA Corp.’s carry value is determined to be other than temporary. Net gains and losses on derivative instruments and foreign exchange are the result of fair valuing MBIA Corp.’s derivative instruments and gains and losses resulting from revaluing transactions denominated in foreign currencies.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses, net of deferred taxes, resulting from translation are included in accumulated other comprehensive income in shareholder’s equity. Gains and losses resulting from transactions in foreign currencies are recorded in current earnings.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis.

Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, and MBIA Corp.’s statutory contingency reserve.

The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

Note 4: Recent Accounting Pronouncements

In November 2005, the FASB issued FASB Staff Position (FSP) 115-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” which nullifies certain requirements of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” and amends SFAS 115 and Accounting Principles Board Opinion (APB) 18, “The Equity Method of Accounting for Investments in Common Stocks.” FSP 115-1 outlines a three-step model to identify investment impairments in each reporting period. First, for each reporting period, individual securities are determined to be impaired if the fair value of a security is less than its cost. Second, impaired securities are evaluated as to whether the impairment is other-than-temporary based on existing applicable guidance. Lastly, if the impairment is other than temporary, an impairment loss is recognized in earnings equal to the difference between the investment’s cost and fair value as of the reporting date. Under FSP 115-1, the disclosure requirements required by EITF 03-1 issued in December 2003 remain in effect. EITF 03-1 requires MBIA Corp. to disclose certain information about unrealized losses on its investment portfolio that have not been recognized as other-than-temporary impairments. The requirements under FSP 115-1 are effective for reporting periods beginning after December 15, 2005. MBIA Corp. believes that the adoption of FSP 115-1 will not have a material effect on MBIA Corp.’s financial position or results of operations. See Note 12 for disclosures required by EITF 03-1.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment.” SFAS 123(R) is a revision of SFAS 123 and supersedes APB 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires MBIA Corp. to expense the fair value of employee stock options and other forms of stock-based compensation. In addition, SFAS 123(R) classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured at fair value on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement, repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. The requirements are effective for MBIA Inc. as of January 1, 2006. MBIA Inc.’s long-term incentive plans include features which would result in both liability and equity awards. MBIA Inc. adopted the fair value provisions of SFAS 123 effective January 1, 2002 and does not believe that the adoption of SFAS 123(R) for equity awards will have a material effect on MBIA Corp.’s financial position or results of operations. For liability awards, MBIA Corp. currently remeasures these awards and does not believe that the adoption of SFAS 123(R) will have a material effect on MBIA Corp.’s financial position or results of operations.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 amends SFAS 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. MBIA Corp.’s financial position and results of operations did not change as a result of the adoption of SFAS 149.

In January 2003, the FASB issued FIN 46, which was revised in December 2003 as FIN 46(R), as an interpretation of Accounting Research Bulletin No. (ARB) 51, “Consolidated Financial Statements.” FIN 46(R) addresses consolidation of VIEs by business enterprises. An entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity’s activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses. MBIA Corp. determined that FIN 46(R) applies to entities that it sponsors and, in certain cases, unaffiliated entities that it guarantees. See Note 5 for a further discussion on the impact of adoption on MBIA Corp.’s financial statements.

Note 5: Variable Interest Entities

MBIA Corp. provides credit enhancement services to global finance clients through third-party special purposes vehicles (SPVs), which are used in a variety of structures insured by MBIA Corp. MBIA Corp. has determined that such SPVs fall within the definition of a VIE under FIN 46(R). Under the provisions of FIN 46(R), an entity is considered a VIE subject to consolidation if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support or if the equity investors lack one of three characteristics of a controlling financial interest. First, the equity investors lack the ability to make decisions about the entity’s activities through voting rights or similar rights. Second, they do not bear the obligation to absorb the expected losses of the entity if they occur. Lastly, they do not claim the right to receive expected returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses. A VIE is consolidated with its primary beneficiary, which is defined as the entity that will absorb the majority of the expected losses, receive the majority of the expected residual returns, or both, of the VIE.

In 2004, MBIA Corp. consolidated two VIEs established in connection with the securitization of Capital Asset tax liens. As a result of a clean-up call exercised for the Capital Asset Research Funding Series 1997A and Series 1998A tax lien securitizations, these securitizations no longer met the conditions of a qualifying special purpose entity under SFAS 140. MBIA Corp. holds a variable interest in these entities, which resulted from its insurance policies, and has determined that it is the primary beneficiary under FIN 46(R). MBIA Corp. has reported the assets of the securitizations, totaling $2.5 million and $16.8 million at December 31, 2005 and December 31, 2004, respectively, principally within “Other assets” on its consolidated balance sheet. Liabilities of the securitizations substantially represented amounts due to MBIA Corp., which were eliminated in consolidation.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

With respect to third-party SPVs, MBIA Corp. must determine whether it has variable interests in VIEs and if so, whether those variable interests would cause MBIA Corp. to be the primary beneficiary and, therefore, consolidate such entities. Under FIN 46(R), MBIA Corp.’s guarantee of the assets or liabilities of a VIE constitute a variable interest and require MBIA Corp. to assess whether it is the primary beneficiary. Consolidation of such VIEs does not increase MBIA Corp.’s exposure above that already committed to in its insurance policies. VIE assets and liabilities consolidated in MBIA Corp.’s financial statements at December 31, 2005 are related to MBIA Corp.’s guarantee of certain VIEs. Such assets and liabilities are primarily reported in “Investments held-to-maturity” and “Variable interest entity floating rate notes,” respectively, on the face of MBIA Corp.’s balance sheet. The assets and liabilities of these VIEs each totaled $1.3 billion at December 31, 2005 and $600.5 million at December 31, 2004. Third-party VIEs’ creditors do not have recourse to the general assets of MBIA Corp. outside of the financial guarantee policy provided to the VIE.

Note 6: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with SFAS 133, as amended, which requires that all such transactions be recorded on MBIA Corp.’s balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings within net gains (losses) on derivative instruments or in shareholder’s equity within accumulated other comprehensive income, depending on whether the derivative is designated as a hedge, and if so designated, the type of hedge.

MBIA Corp. has entered into derivative transactions that it views as an extension of its core financial guarantee business but do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. MBIA Corp. has insured derivatives primarily consisting of structured pools of credit default swaps that MBIA Corp. intends to hold for the entire term of the contract. MBIA Corp. has also provided guarantees on the value of certain structured closed-end funds, which meet the definition of a derivative under SFAS 133. MBIA Corp. reduces risks embedded in its insured portfolio by entering into derivative transactions or other types of hedging arrangements. These arrangements may include reinsurance agreements and capital markets transactions in which MBIA Corp. hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Premiums received on insured derivatives are recorded as part of premiums earned. Additionally, changes in fair values of these transactions are recorded through the income statement within net gains (losses) on derivative instruments.

The notional values of the derivative instruments, net of reinsurance contracts where applicable, for the years ended December 31, 2005 and 2004 are as follows:

In millions	December 31, 2005	December 31, 2004
Credit default swaps	$77,112	$80,093
Principal protection guarantees	1,955	2,514
Total return swaps	331	377
Credit linked notes	295	800

Total	$79,693	$83,784

As of December 31, 2005 and 2004, MBIA Corp. held derivative assets of $40.3 million and $39.8 million, respectively, and derivative liabilities of $32.1 million and $25.3 million, respectively, which are shown separately on the consolidated balance sheet.

The impact on earnings of all derivative transactions was an after-tax increase in net income of $37.9 million for 2005, $43.9 million for 2004 and $97.2 million for 2003. The income statement impact of derivative activity is broken down into revenues, net gains (losses) on derivative instruments and expenses. Interest and fee expense on derivatives are recorded within revenues and expenses. The change in fair value of derivatives is recorded within net gains (losses) on derivative instruments.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table displays the impact described above on the 2005, 2004 and 2003 income statements for all derivative transactions related to MBIA Corp:

	Years ended December 31
In millions	2005	2004	2003
Revenues*	$73.2	$68.9	$51.0
Net gains (losses) on derivative instruments:
Credit derivatives	(6.3)	6.6	104.4

Total revenues	66.9	75.5	155.4
Expenses**	(8.6)	(8.0)	(6.0)

Income before income taxes	58.3	67.5	149.4
Tax provision	(20.4)	(23.6)	(52.2)

Net income	$37.9	$43.9	$97.2

*	Includes premiums earned.

**	Includes formula provision for losses.

The fair value of MBIA Corp.’s derivative instruments is estimated using various valuation models that conform to industry standards. MBIA Corp. utilizes both vendor-developed and proprietary models, based on the complexity of transactions. Dealer market quotes are typically obtained for regularly traded contracts and provide the best estimate of fair value. However, when reliable dealer market quotes are not available, MBIA Corp. uses a variety of market and portfolio data relative to the type and structure of contracts. Several of the more significant types of data that influence MBIA Corp.’s valuation models include interest rates, credit quality ratings, credit spreads, default probabilities and diversity scores. This data is obtained from highly recognized sources and is reviewed for reasonableness and applicability to MBIA Corp.’s derivative portfolio.

The use of market data requires management to make assumptions on how the fair value of derivative instruments is affected by current market conditions. Therefore, results can significantly differ between models and due to changes in management assumptions. MBIA Corp. has dedicated resources to the development and ongoing review of its valuation models and has instituted procedures for the approval and control of data inputs. In addition, regular reviews are performed to ensure that MBIA Corp.’s valuation models are appropriate and produce values reflective of the current market environment. In 2003, MBIA Corp. added an additional third-party data source for generic credit spread information used by MBIA Corp. in its valuation process to avoid undue reliance on any single data vendor, as well as to enhance its assessment of fair values. In 2004 and 2005, there were no significant changes to the valuation process.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7: Statutory Accounting Practices

The financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

•	upfront premiums are earned on a basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured as opposed to earning in proportion to the expiration of the related risk;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established at present value for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.’s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

•	changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in MBIA Corp.’s net deferred income tax balances are recognized in net income;

•	the Internal Revenue Service permits financial guarantee insurance companies a deduction for increases to the statutory contingency reserve resulting in the purchase of tax and loss bonds equal to the tax benefit derived. Tax and loss bonds purchased are recorded as admitted assets and credited to surplus. Contingency reserves are not permitted under GAAP;

•	the acquisitions of MBIA Corp. and MBIA Illinois were recorded at statutory book value. Therefore, no goodwill was recorded. Under GAAP, goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired;

•	derivative assets and liabilities exclude insurance guarantees, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under SFAS 133 are recorded at fair value; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

Net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 2005, 2004 and 2003 was $633.0 million, $768.5 million and $669.2 million, respectively.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a reconciliation of consolidated shareholder’s equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

	As of December 31
In thousands	2005	2004
GAAP shareholder’s equity	$7,079,900	$6,577,349
Premium revenue recognition	(730,541)	(670,765)
Deferral of acquisition costs	(427,111)	(406,035)
Investments, including unrealized gains	(443,776)	(489,731)
Contingency reserve	(2,768,992)	(2,705,147)
Unallocated loss and LAE reserves	344,755	290,460
Deferred income tax liabilities, net	408,246	477,495
Tax and loss bonds	455,824	394,717
Goodwill	(76,938)	(76,938)
Derivative assets and liabilities	(8,289)	(14,506)
Non-admitted assets and other items	(32,679)	(96,628)

Statutory capital and surplus	$3,800,399	$3,280,271

The NYSID recognizes only statutory accounting practices prescribed or permitted by the State of New York and the NYSID has adopted the National Association of Insurance Commissioners (NAIC) Accounting Practices and Procedures Manual as a component of the NYSID’s prescribed or permitted practices.

The NYSID does not allow goodwill to be an admitted asset, while the NAIC requires goodwill recognition. At December 31, 2005 and 2004, MBIA Corp. has reduced admitted assets by $76.9 million related to goodwill. The NYSID prescribes discounting of case basis loss reserves. Incurred losses and LAE include amounts discounted at 5.0% and 4.8% for 2005 and 2004, respectively. The discount for these years was $28.1 million and $37.6 million. NYSID prescribed procedure enables MBIA Corp. to account for Channel Reinsurance Ltd. (Channel Re), a Triple-A rated financial guarantee reinsurance company in which MBIA Corp. holds a 17.4% ownership interest, as other investments rather than as an affiliate. The NYSID prescribes the treatment of estimated lease receipts related to a paid loss as a non-admitted asset, while the NAIC requires these anticipated receipts to offset loss reserves. As of December 31, 2005 and 2004, MBIA Corp. has reduced admitted assets by $22.2 million and $34.4 million, respectively.

Note 8: Premiums Earned from Refunded and Called Bonds

When an MBIA Corp.-insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to MBIA Corp. Premiums earned, after reinsurance, include $140.5 million, $143.4 million and $130.4 million for 2005, 2004 and 2003, respectively, related to refunded and called MBIA-insured bonds.

Note 9: Investments

MBIA Corp.’s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high quality investments with adequate liquidity. MBIA Corp.’s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high quality (average rating Aa) taxable and tax-exempt investments of diversified maturities.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables set forth the amortized cost and fair value of the available-for-sale fixed-maturity and short-term investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2005 and 2004:

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2005
Taxable bonds:
United States Treasury and government agency	$382,174	$3,420	$(3,860)	$381,734
Foreign governments	413,484	11,632	(1,428)	423,688
Corporate and other obligations	2,290,147	96,395	(8,935)	2,377,607
Mortgage-backed	1,342,150	6,145	(23,698)	1,324,597
Tax-exempt bonds:
State and municipal obligations	5,366,347	216,240	(7,170)	5,575,417

Total	$9,794,302	$333,832	$(45,091)	$10,083,043

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2004
Taxable bonds:
United States Treasury and government agency	$120,752	$2,737	$(206)	$123,283
Foreign governments	287,247	17,641	(344)	304,544
Corporate and other obligations	2,592,881	156,720	(2,560)	2,747,041
Mortgage-backed	1,248,573	16,766	(4,024)	1,261,315
Tax-exempt bonds:
State and municipal obligations	4,786,745	306,463	(839)	5,092,369

Total	$9,036,198	$500,327	$(7,973)	$9,528,552

Fixed-maturity investments carried at fair value of $12.9 million and $13.8 million as of December 31, 2005 and 2004, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

The following table sets forth the distribution by contractual maturity of the available-for-sale fixed-maturity and short-term investments at amortized cost and fair value at December 31, 2005. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In thousands	Amortized Cost	Fair Value
Within 1 year	$708,862	$708,862
Beyond 1 year but within 5 years	1,103,692	1,116,383
Beyond 5 years but within 10 years	2,132,368	2,213,028
Beyond 10 years but within 15 years	1,661,878	1,760,220
Beyond 15 years but within 20 years	646,804	685,178
Beyond 20 years	2,198,548	2,274,775
Mortgage-backed	1,342,150	1,324,597

Total fixed-maturity and short-term investments	$9,794,302	$10,083,043

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investments that are held-to-maturity are reported on MBIA Corp.’s balance sheet at amortized cost. These investments relate to MBIA Corp.’s consolidated VIEs which consists of floating rate securities. At December 31, 2005, the contractual maturity of held-to-maturity investments, which consist of floating rate notes, at amortized cost is beyond twenty years.

Included in the tables above are investments that have been insured by MBIA Corp. At December 31, 2005, MBIA Corp. insured investments at fair value represented $1.3 billion or 11% of the total portfolio. Without giving effect to the MBIA guarantee of the MBIA insured investments, the underlying ratings (those given to an investment without the benefit of MBIA Corp.’s guarantee) of the MBIA insured investments as of December 31, 2005 are reflected in the following table. Amounts represent the fair value of such investments including the benefit of the MBIA Corp. guarantee. The ratings in the table below are the lower underlying rating assigned by S&P or Moody’s when an underlying rating exists from either rating service, or when an external underlying rating is not available, the underlying rating is based on MBIA Corp.’s best estimate of the underlying rating of such investment.

Underlying Ratings Scale In thousands
Aaa	$9,716
Aa	233,642
A	624,185
Baa	285,871
Below Investment Grade	107,047

Total	$1,260,461

The following table sets forth the gross unrealized losses included in accumulated other comprehensive income as of December 31, 2005 related to available-for-sale fixed-maturity and other investments, including equity investments. The table segregates investments that have been in a continuous unrealized loss position for less than 12 months from those that have been in a continuous unrealized loss position for 12 months or longer.

	Less than 12 Months		12 Months or Longer		Total
In thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of Securities
United States Treasury and government agency	$210,075	$(3,144)	$29,758	$(716)	$239,833	$(3,860)
Foreign governments	53,411	(1,428)	—	—	53,411	(1,428)
Corporate and other obligations	288,717	(6,693)	79,026	(2,242)	367,743	(8,935)
Mortgage-backed	632,331	(12,014)	405,592	(11,684)	1,037,923	(23,698)
State and municipal obligations	889,455	(6,647)	24,698	(523)	914,153	(7,170)

Total debt securities	$2,073,989	$(29,926)	$539,074	$(15,165)	$2,613,063	$(45,091)
Equities	—	—	—	—	—	—

Total	$2,073,989	$(29,926)	$539,074	$(15,165)	$2,613,063	$(45,091)

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2005, MBIA Corp.’s available-for-sale fixed-maturity and equity investment portfolios’ gross unrealized losses totaled $45.1 million. There were 72 securities that were in an unrealized loss position for a continuous twelve-month period or longer. None of the 72 securities had unrealized losses in which their book value exceeded market value by more than 5%. MBIA Corp. determined that the unrealized losses on these securities were temporary in nature because there was no deterioration of credit quality spreads or a downgrade to below investment grade by at least one rating agency. Additionally, MBIA Corp. has both the ability and intent to hold these investments until the value recovers to an amount at least equal to amortized cost or to maturity. See Note 10 for information on realized losses due to other-than-temporary impairments.

Note 10: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s net investment income for the years ended 2005, 2004 and 2003. Net realized gains (losses) from investment security sales are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios. Other net realized losses in 2005 of $23 million includes a $19 million impairment loss on receivables MBIA Corp. held through salvage and subrogation rights it obtained as a result of claim payments it previously made on insured credits. Other net realized gains in 2004 of $41 million resulted from the termination of certain transactions that were accounted for as deposits. Other investment net realized losses in 2005 of $5 million were primarily due to an other-than-temporary impairment of an investment. In 2004, other investment gains were largely due to the sale of a common stock investment MBIA Corp. purchased in 2002, which resulted in a $77 million gain. Additionally, in 2005 and 2004, MBIA Corp. recognized realized losses of $3 million and $11 million, respectively due to other-than-temporary impairments of taxable fixed-maturity investments. In 2003, net realized gains on fixed-maturity investments were mainly the result of MBIA Corp. selling securities to shorten the duration of its fixed-maturity portfolio.

	Years ended December 31
In thousands	2005	2004	2003
Fixed-maturity	$428,742	$421,191	$409,213
Held-to-maturity	26,544	34,358	34,623
Short-term investments	44,095	23,936	2,844
Other investments	5,216	1,716	6,695

Gross investment income	504,597	481,201	453,375
Investment expenses	37,481	40,198	32,149

Net investment income	467,116	441,003	421,226
Net realized gains (losses):
Fixed-maturity
Gains	29,603	23,750	59,612
Losses	(10,813)	(35,187)	(13,976)

Net	18,790	(11,437)	45,636
Other investments
Gains	4,236	80,111	5,110
Losses	(8,806)	(1,785)	—

Net	(4,570)	78,326	5,110

Other
Gains	1,333	41,292	—
Losses	(24,021)	—	—

Net	(22,688)	41,292	—

Total net realized gains (losses)	(8,468)	108,181	50,746

Total investment income	$458,648	$549,184	$471,972

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net unrealized gains, including related deferred income taxes, reported in accumulated other comprehensive income within shareholder’s equity consist of:

	As of December 31
In thousands	2005	2004
Fixed-maturity:
Gains	$333,832	$500,327
Losses	(45,091)	(7,973)

Net	288,741	492,354

Other investments:
Gains	28,077	44,088
Losses	—	(830)

Net	28,077	43,258

Total	316,818	535,612
Deferred income tax provision	118,212	185,958

Unrealized gains, net	$198,606	$349,654

The change in net unrealized gains consists of:

	Years ended December 31
In thousands	2005	2004	2003
Fixed-maturity	$(203,613)	$(39,899)	$4,374
Other investments	(15,180)	(81,356)	121,185

Total	(218,793)	(121,255)	125,559
Deferred income taxes	(67,746)	(43,579)	43,831

Change in unrealized gains, net	$(151,047)	$(77,676)	$81,728

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11: Income Taxes

The total effect of income taxes on income and shareholder’s equity for the years ended December 31, 2005, 2004 and 2003 was as follows:

	Years ended December 31
In thousands	2005	2004	2003
Current taxes:
Federal	$211,634	$222,783	$278,575
Foreign	15,465	1,266	4,936
Deferred taxes:
Federal	50,596	84,838	44,396
Foreign	6,242	16,984	504

Total income taxes charged to income	283,937	325,871	328,411

Income taxes charged (credited) to shareholder’s equity:
Unrealized (losses) gains on investment securities	(67,746)	(43,579)	43,831
Change in foreign currency translation	155	5,266	2,908
Exercise of stock options, vested restricted stock and other	(1,489)	(5,349)	(7,511)

Total income taxes charged (credited) to shareholder’s equity	(69,080)	(43,662)	39,228

Total effect of income taxes	$214,857	$282,209	$367,639

MBIA Corp.’s effective income tax rate differs from the statutory rate on ordinary income due to the tax effect of permanent differences. The reasons for MBIA Corp.’s lower effective tax rates are as follows:

	Years ended December 31
	2005	2004	2003
Income taxes computed on pre-tax financial income at statutory rates	35.0%	35.0%	35.0%
Reduction in taxes resulting from:
Tax-exempt interest	(6.9)	(5.7)	(5.6)
Other	(1.2)	(2.0)	(1.0)

Provision for income taxes	26.9%	27.3%	28.4%

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates is recognized in income in the period that includes the enactment date.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2005 and 2004 are presented in the following table:

In thousands	2005	2004
Deferred tax assets:
Tax and loss bonds	$455,824	$394,717
Loss and loss adjustment expense reserves	73,265	101,193
Compensation and employee benefits	52,662	49,881
Other	12,186	2,443

Total gross deferred tax assets	593,937	548,234

Deferred tax liabilities:
Contingency reserve	564,149	502,899
Deferred premium revenue	160,582	140,038
Deferred acquisition costs	149,488	142,112
Unrealized gains	126,539	194,130
Investments	58,586	51,819

Total gross deferred tax liabilities	1,059,344	1,030,998

Net deferred tax liability	$465,407	$482,764

MBIA Corp. believes that its deferred tax assets will be fully recognized in future periods and, therefore, has not established a valuation allowance with respect to such assets.

As it is MBIA Corp’s practice and intent to permanently reinvest the earnings of MBIA Assurance and MBIA UK in such entities, no U.S. deferred income taxes have been provided with respect to the undistributed earnings of these entities. The cumulative amounts of such untaxed earnings were $144.4 million, $106.0 million and $67.2 million at December 31, 2005, 2004 and 2003, respectively.

On October 22, 2004, the American Jobs Creation Act of 2004 (the Act) was introduced and signed into law. The Act has a provision which allows for a special one-time dividends received deduction of 85 percent on the repatriation of certain foreign earnings to the U.S. parent, with limitations. MBIA Inc. has completed its evaluation of the repatriation provision and has determined this special one-time dividend will not be claimed.

Note 12: Dividends and Capital Requirements

Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In MBIA Corp.’s and CMAC’s case, regular dividends in any twelve-month period cannot be greater than 10% of policyholders’ surplus (total capital and surplus) as shown on MBIA Corp.’s and CMAC’s latest filed statutory financial statements. In 2005 and 2004, MBIA Corp. declared and paid regular dividends of $95 million and $372 million, respectively, to MBIA Inc. CMAC did not declare or pay any dividends in 2005 and 2004. CMAC has regular dividend capacity of $4.9 million and $5.5 million as of December 31, 2005 and December 31, 2004, respectively.

Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus. Dividends in any twelve-month period may not exceed the greater of 10% of policyholders’ surplus at the end of the preceding calendar year or the net income of the preceding calendar year without the approval

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of the Illinois State Insurance Department. In accordance with such restrictions on the amount of dividends that can be paid in any twelve-month period, MBIA Illinois has regular dividend capacity of $17.1 million and $16.8 million as of December 31, 2005 and December 31, 2004, respectively. MBIA Illinois did not declare or pay any dividends in 2005 and 2004.

In addition to its regular dividends, in the fourth quarter of 2004, MBIA Corp. declared and paid a special dividend of $375 million to MBIA Inc., which was approved by the NYSID. MBIA Corp.’s capital position, relative to its insured exposure, has improved substantially over the past several years as a result of improved premium rates and a higher quality insured portfolio, exceeding both the capital required by New York State insurance law and the rating agencies for purposes of maintaining its Triple-A ratings.

NYSID and certain other statutory insurance regulatory authorities in and outside the U.S., and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2005 and 2004.

Note 13: Short-term Debt and Other Borrowing Arrangements

MBIA Corp.’s short-term debt consists of floating rate certificates issued as part of Tender Option Bond (TOB) trades. A TOB trade is a repackaging of municipal bonds, effectively providing MBIA with leveraged securitized financing of long-term bonds at short-term tax-exempt rates. At December 31, 2005 and 2004, floating rate certificates related to the TOB trades included in short-term debt totaled $58.7 million. The aggregate weighted-average interest rate as of December 31, 2005 and 2004 was 3.55% and 1.43%, respectively. Assets supporting these certificates are included in MBIA Corp.’s available-for-sale fixed-maturity investment portfolio.

MBIA Corp. is the guarantor for the Capital Asset Holdings, Ltd. 5.180% Note due in 2008. The 5.180% Note has a balance as of December 31, 2005 and December 31, 2004 of $4.55 million and $5.55 million, respectively.

MBIA Corp. has a limited resource standby line of credit facility in the amount of $450 million, reduced from $700 million at December 31, 2004, with a group of major Triple-A rated banks to provide funds for the payment of claims in excess of the greater of $500 million of cumulative claims, net of recoveries, or 5% of average annual debt service with respect to public finance transactions. The agreement is for a ten-year term, amended from a seven-year term, which expires in March 2015.

MBIA Corp. has access to $400 million of Money Market Committed Preferred Custodial Trust securities (CPCT securities) issued by eight trusts, which were created for the primary purpose of issuing CPCT securities and investing the proceeds in high quality commercial paper or short-term U.S. Government obligations. MBIA Corp. has a put option to sell to the trusts the perpetual preferred stock of MBIA Corp. If MBIA Corp. exercises its put option, the trusts will transfer the proceeds to MBIA Corp. in exchange for the preferred stock. The trusts will hold the preferred stock and distribute the preferred dividend to their holders. MBIA Corp. has the right to redeem the preferred shares, and then put the preferred stock back to the trust again, indefinitely. Any preferred stock issued by MBIA Corp. would be non-cumulative unless MBIA Corp. pays dividends on its common stock, during which time the dividends on its preferred stock would be cumulative. Preferred stockholders would have rights that are subordinated to insurance claims, as well as to general unsecured creditors, but senior to any common stockholders of MBIA Corp.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The trusts are vehicles for providing capital support to MBIA Corp. by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. S&P and Moody’s rate the trusts AA and Aa2, respectively. To date, MBIA Corp. has not exercised its put options under any of these arrangements.

As a part of MBIA’s external borrowing capacity, it maintained two bank lines totaling $500 million as of December 31, 2004. These bank lines were maintained with a group of highly rated global banks and were comprised of a renewable $167 million facility with a term of 364 days and a $333 million facility with a five-year term maturing in April 2009. In April 2005, the $167 million facility expired on its stated expiration date and the $333 million facility was increased to $500 million and the term was extended one year to April 2010. The facility contains certain covenants including, among others, that the consolidated net worth of MBIA Inc. and MBIA Corp. will not fall below $2.8 billion at any time and that the ratio of consolidated debt to equity for MBIA Inc. and MBIA Corp. will not exceed 30%. As of December 31, 2005, there were no balances outstanding under the facility.

Note 14: Net Insurance In Force

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the net insurance in force in the tables that follow.

The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on insured obligations to holders of the insured obligations. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance, and each insured issue must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.’s underwriting guidelines, analysis and due diligence focus on seller/servicer credit and operational quality. MBIA Corp. also analyzes the quality of asset pools as well as their historical and projected performance. The strength of a structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants are also reviewed. Such guidelines are subject to periodic review by management, which is responsible for establishing the criteria for MBIA Corp.’s underwriting standards as well as maintaining the standards in its insurance operations.

As of December 31, 2005, insurance in force, net of cessions to reinsurers and other reimbursement agreements had an expected maturity range of 1-51 years. Other reimbursement agreements that have been netted from MBIA Corp.’s insurance in force as reported below relate to contracts under which MBIA Corp. is entitled to reimbursement of losses on its insured portfolio but which do not qualify as reinsurance under GAAP. These agreements resulted in deductions of $11.2 billion and $14.1 billion for 2005 and 2004, respectively. The distribution of net insurance in force by geographic location, including $15.7 billion and $12.7 billion relating to transactions guaranteed by MBIA Corp. on behalf of various

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

investment management services’ affiliated companies in 2005 and 2004, respectively, is set forth in the following table:

	As of December 31
	2005		2004
In billions Geographic Location	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force
California	$115.4	12.8%	$113.6	12.6%
New York	80.2	8.9	77.8	8.5
Florida	42.8	4.7	40.5	4.5
Texas	36.2	4.0	35.4	3.9
Illinois	32.4	3.6	33.1	3.7
New Jersey	31.3	3.5	31.4	3.5
Massachusetts	23.6	2.6	23.2	2.6
Pennsylvania	22.7	2.5	23.4	2.6
Washington	20.9	2.3	20.6	2.3
Michigan	20.5	2.2	17.7	2.0

Subtotal	426.0	47.1	416.7	46.2
Nationally diversified	127.4	14.1	134.7	14.9
Other states	234.6	25.9	221.6	24.5

Total United States	788.0	87.1	773.0	85.6

Internationally diversified	49.5	5.5	57.6	6.4
Country specific	67.2	7.4	72.3	8.0

Total Non-United States	116.7	12.9	129.9	14.4

Total	$904.7	100.0%	$902.9	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The net insurance in force by type of bond is set forth in the following table:

	As of December 31
In billions Bond Type	2005		2004
	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force
Global Public Finance:
United States
General obligation	$248.9	27.5%	$236.5	26.3%
Utilities	114.5	12.7	107.9	12.0
Special revenue	75.6	8.4	87.9	9.7
Transportation	58.1	6.4	55.4	6.1
Health care	52.4	5.8	58.0	6.4
Higher education	38.9	4.3	34.8	3.9
Housing	30.8	3.4	29.3	3.2
Investor-owned utilities	18.5	2.0	21.8	2.4

Total United States	637.7	70.5	631.6	70.0

Non-United States
Sovereign	15.2	1.7	16.1	1.7
Transportation	13.9	1.5	14.8	1.5
Utilities	8.9	1.0	9.1	1.0
Investor-owned utilities	5.2	0.6	5.2	0.6
Sub-sovereign	1.0	0.1	1.4	0.2
Housing	0.5	0.1	0.5	0.1
Health care	0.4	0.0	0.6	0.1
Higher education	0.1	0.0	0.1	0.0

Total Non-United States	45.2	5.0	47.8	5.2

Total Global Public Finance	682.9	75.5	679.4	75.2

Global Structured Finance:
United States
Collateralized debt obligations	44.3	4.9	47.4	5.3
Asset-backed:
Other	20.8	2.3	6.6	0.7
Auto	9.6	1.1	11.1	1.2
Credit cards	4.3	0.5	7.8	0.9
Leasing	0.4	0.0	0.8	0.1
Mortgage-backed:
Home equity	19.2	2.1	17.9	2.0
Other	8.3	0.9	10.3	1.1
First mortgage	3.9	0.4	4.2	0.5
Pooled corp. obligations & other	22.2	2.5	21.1	2.3
Financial risk	17.3	1.9	14.2	1.6

Total United States	150.3	16.6	141.4	15.7

Non-United States
Collateralized debt obligations	37.3	4.1	41.4	4.6
Mortgage-backed:
First mortgage	13.1	1.4	13.2	1.5
Other	5.5	0.6	8.3	0.9
Home equity	0.7	0.1	1.2	0.1
Pooled corp. obligations & other	7.6	0.8	9.9	1.1
Asset-backed	5.0	0.6	5.6	0.6
Financial risk	2.3	0.3	2.5	0.3

Total Non-United States	71.5	7.9	82.1	9.1

Total Global Structured Finance	221.8	24.5	223.5	24.8

Total	$904.7	100.0%	$902.9	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MBIA Corp. has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under SFAS 133. MBIA Corp. generally guarantees the timely payment of principal and interest related to these derivatives upon the occurrence of a credit event with respect to a referenced obligation. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees, should a full credit event occur, is $96.2 billion. This amount is net of cessions to reinsurance companies of $17.0 billion. MBIA Corp.’s guarantees of derivative contracts have a legal maximum maturity range of 1-91 years. A small number of guaranteed credit derivative contracts have long maturities to satisfy regulatory requirements imposed on MBIA Corp.’s counterparties. However, the expected maturities of such contracts are much shorter due to amortizations and prepayments in the underlying collateral pools. In accordance with SFAS 133, the fair values of these guarantees at December 31, 2005 are recorded on the balance sheet as assets and liabilities, representing gross gains and losses, of $40.3 million and $32.1 million, respectively. These derivative contracts are discussed further in Note 6.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

MBIA Corp. has also issued guarantees of certain obligations issued by its investment management affiliates that are included in the previous tables. These guarantees take the form of insurance policies issued by MBIA Corp. on behalf of the investment management affiliates. Should one of these affiliates default on its insured obligations, MBIA Corp. will be required to pay all scheduled principal and interest amounts outstanding. As of December 31, 2005, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees, should a full default occur, is $15.7 billion. These guarantees have a maximum maturity range of 1-59 years, were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover all or a portion of the amounts paid under the guarantee.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Reinsurance

MBIA Corp. reinsures exposure to other insurance companies under various treaty and facultative reinsurance contracts, both on a pro-rata and non-proportional basis. Additionally, MBIA Corp. has entered into other reimbursement agreements under which it is entitled to reimbursement of losses on its insured portfolio but which do not qualify as reinsurance under GAAP. These reimbursement agreements totaled $11.2 billion and $14.1 billion at December 31, 2005 and 2004, respectively, and have been excluded from the tables below. In the event that any or all of the reinsurers are unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $106.7 billion and $112.8 billion. The distribution of ceded insurance in force by geographic location is set forth in the following table:

	As of December 31
	2005		2004
In billions Geographic Location	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force
California	$9.5	8.9%	$10.7	9.5%
New York	4.9	4.6	4.9	4.4
Texas	3.4	3.2	3.7	3.3
Massachusetts	3.3	3.1	3.3	2.9
Florida	3.2	3.0	3.5	3.1
Colorado	2.8	2.6	2.8	2.5
Puerto Rico	2.7	2.5	3.4	3.0
New Jersey	2.6	2.4	3.9	3.4
Illinois	2.1	2.0	2.3	2.0
Pennsylvania	1.6	1.5	1.8	1.6

Subtotal	36.1	33.8	40.3	35.7
Nationally diversified	18.8	17.5	18.9	16.7
Other states	17.0	16.0	17.3	15.4

Total United States	71.9	67.3	76.5	67.8

Internationally diversified	14.9	14.0	13.7	12.2
Country specific	19.9	18.7	22.6	20.0

Total Non-United States	34.8	32.7	36.3	32.2

Total	$106.7	100.0%	$112.8	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The distribution of ceded insurance in force, including other reimbursement agreements, by type of bond is set forth in the following table:

	As of December 31
	2005		2004
In billions Bond Type	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force
Global Public Finance:
United States
General obligation	$13.3	12.4%	$14.0	12.4%
Transportation	9.9	9.3	11.0	9.8
Utilities	9.3	8.7	9.9	8.8
Health care	8.9	8.4	9.7	8.6
Special revenue	6.1	5.7	7.8	6.9
Higher education	1.8	1.7	1.7	1.5
Housing	1.6	1.5	1.7	1.5
Investor-owned utilities	1.6	1.5	2.6	2.3

Total United States	52.5	49.2	58.4	51.8

Non-United States
Transportation	5.8	5.4	5.3	4.7
Sovereign	3.5	3.3	4.0	3.5
Utilities	3.4	3.2	3.7	3.3
Investor-owned utilities	1.5	1.4	1.7	1.5
Sub-sovereign	0.6	0.6	1.0	0.8
Health care and other	0.2	0.2	0.2	0.2

Total Non-United States	15.0	14.1	15.9	14.0

Total Global Public Finance	67.5	63.3	74.3	65.8

Global Structured Finance:
United States
Asset-backed:
Auto	2.0	1.8	2.8	2.5
Other	1.6	1.5	0.5	0.4
Credit cards	1.0	1.0	1.7	1.5
Leasing	0.0	0.0	0.1	0.1
Collateralized debt obligations	6.1	5.7	5.2	4.6
Mortgage-backed:
Home equity	2.3	2.1	3.2	2.8
Other	0.6	0.6	0.9	0.8
First mortgage	0.2	0.2	0.3	0.3
Pooled corp. obligations & other	5.5	5.2	3.3	2.9
Financial risk	0.1	0.0	0.1	0.1

Total United States	19.4	18.1	18.1	16.0

Non-United States
Collateralized debt obligations	11.0	10.3	9.9	8.8
Mortgage-backed:
First mortgage	1.7	1.6	1.8	1.6
Other	1.3	1.2	1.7	1.6
Home equity	0.2	0.2	0.3	0.3
Pooled corp. obligations & other	2.3	2.2	2.8	2.5
Financial risk	2.0	1.9	2.3	2.0
Asset-backed	1.3	1.2	1.6	1.4

Total Non-United States	19.8	18.6	20.4	18.2

Total Global Structured Finance	39.2	36.7	38.5	34.2

Total	$106.7	100.0%	$112.8	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reinsurance enables MBIA Corp. to cede exposure for purposes of increasing its capacity to write new business while complying with its single risk and credit guidelines. The rating agencies continuously review reinsurers providing coverage to the financial guarantee industry. When a reinsurer is downgraded, less capital credit is given to a financial guarantee provider under rating agency models. Over the past several years, many of MBIA Corp.’s reinsurers have been downgraded and others remain under review. Any reduced capital credit associated with reinsurer downgrades has not and is not expected to have a material adverse effect on MBIA Corp. MBIA Corp. generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including rating downgrades of its reinsurers. Additionally, MBIA Corp. requires certain reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. As of December 31, 2005, the total amount available under these letters of credit and trust arrangements was $593.5 million. For the years ended December 31, 2005, 2004 and 2003, recoveries received under reinsurance contracts totaled $5.8 million, $17.7 million and $6.4 million, respectively. The following table shows the percentage ceded to and reinsurance recoverable from reinsurers by rating levels:

Reinsurers	Standard & Poor’s Rating	Moody’s Rating	Percentage of Total Par Ceded	Reinsurance Recoverable (in thousands)
Channel Reinsurance Ltd.	AAA	Aaa	45.19%	$4,546
Assured Guaranty Corp.	AAA	Aa1	17.73	23,947
Ram Reinsurance Company, Ltd.	AAA	Aa3	12.20	4,386
Ambac Assurance Corporation	AAA	Aaa	9.40	—
Mitsui Sumitomo Insurance Company Ltd.	AA-	Aa3	6.36	2
Swiss Reinsurance Company, Zurich, Switzerland	AA	Aa2	2.81	—
Radian Asset Assurance Inc.	AA	Aa3	1.61	7,838
Assured Guaranty Re Ltd.	AA	Aa2	0.82	—
Sompo Japan Insurance Inc.	AA-	Aa3	0.81	2
Transatlantic Reinsurance Company	AA-	Aa3	0.59	1,620
Other (1)	A or above	A1 or above	2.40	16,347
Not Currently Rated			0.08	277

Total			100.00%	$58,965

(1)	Several reinsurers within this category are not rated by Moody’s.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

While Channel Re continues to be a Triple-A rated reinsurer of MBIA Corp., S&P has revised their outlook on Channel Re from stable to negative. Additionally, MBIA Corp. owned an equity interest of 17.4% and 11.4% in Channel Re and RAM Holdings Ltd., the holding company of Ram Reinsurance Company, Ltd., respectively, at December 31, 2005.

In February 2004, MBIA Corp. and Channel Re entered into treaty and facultative reinsurance arrangements whereby Channel Re agreed to provide committed reinsurance capacity to MBIA Corp. through June 30, 2008 and subject to renewal thereafter. Under these reinsurance arrangements, MBIA Corp. agreed to cede to Channel Re and Channel Re agreed to assume from MBIA Corp. varying percentages of designated policies issued by MBIA Corp. The amount of any policy subject to the committed reinsurance arrangements is based on the type of risk insured and on other factors. Additionally, the reinsurance arrangements provide Channel Re with certain preferential terms, including those related to ceding commissions.

The components of net premiums written and earned, including premiums assumed from and ceded to other companies, are set forth in the following table:

	Years ended December 31
	2005		2004		2003
In thousands	Written	Earned	Written	Earned	Written	Earned
Direct	$1,005,064	$1,007,655	$1,136,501	$1,007,694	$1,261,053	$944,649
Assumed	12,891	19,236	16,681	24,781	18,975	32,213

Gross	1,017,955	1,026,891	1,153,182	1,032,475	1,280,028	976,862
Ceded	(138,493)	(162,488)	(171,933)	(159,640)	(197,585)	(196,343)

Net	$879,462	$864,403	$981,249	$872,835	$1,082,443	$780,519

Ceding commissions received from reinsurers, before deferrals and net of return ceding commissions, were $35.9 million, $37.2 million and $54.9 million in 2005, 2004 and 2003, respectively.

Note 16: Loss and Loss Adjustment Expense Reserves

Loss and LAE reserves are established in an amount equal to MBIA Corp.’s estimate of unallocated losses, identified or case basis reserves and costs of settlement and other loss mitigation expenses on obligations it has insured. See Note 3 for additional information regarding MBIA Corp.’s loss reserving policy.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the unallocated and case basis activity and the components of the liability for loss and LAE reserves are shown in the following table:

In thousands	2005	2004	2003
Case basis loss and LAE reserves:
Balance at January 1	$434,924	$387,253	$330,960
Less: reinsurance recoverable	34,610	61,402	43,815

Net balance at January 1	400,314	325,851	287,145

Case basis transfers from unallocated loss reserve related to:
Current year	104,341	67,976	13,634
Prior years	84,264	58,849	46,175

Total	188,605	126,825	59,809

Net paid (recovered) related to:
Current year	(2,949)	2,836	8,859
Prior years	137,945	49,526	12,244

Total net paid	134,996	52,362	21,103

Net balance at December 31	453,923	400,314	325,851
Plus: reinsurance recoverable	58,965	34,610	61,402

Case basis loss and LAE reserve balance at December 31	512,888	434,924	387,253

Unallocated loss reserve:
Balance at January 1	313,945	324,578	307,273
Losses and LAE incurred	84,274	84,753	77,114
Channel Re elimination(1)	(1,000)	(624)	—
Reserves related to ASIA Ltd.(2)	—	32,063	—
Transfers to case basis and LAE reserves	(188,605)	(126,825)	(59,809)

Unallocated loss reserve balance at December 31	208,614	313,945	324,578

Total	$721,502	$748,869	$711,831

(1)	Represents the amount of losses and LAE incurred that have been eliminated in proportion to MBIA Corp.’s ownership interest in Channel Re, which is carried on an equity method accounting basis.

(2)	Represents reserves associated with the assumption of portfolios from ASIA Ltd.

Unallocated loss reserves approximated $209 million at December 31, 2005, which represent the Company’s estimate of losses associated with credit deterioration that has occurred in the Company’s insured portfolio and are available for future case-specific activity. The Company incurred $84 million of loss and loss adjustment expenses in 2005 based on 12% of scheduled earned premium. Additionally, the Company had salvage and subrogation of $143 million and $154 million as of December 31, 2005 and 2004, respectively, included in “Other assets.”

Note 17: Employee Benefits

MBIA Corp. participates in MBIA Inc.’s pension plan, which covers substantially all employees. The pension plan is a non-contributory, defined contribution pension plan to which MBIA Corp. contributes 10% of each eligible employee’s annual compensation. Annual compensation consists of base salary, bonus and commissions, as applicable, for determining such contributions. Pension benefits vest over a five-year period with 60% vesting after three years and 20% in years four and five. Pension expense for the years ended December 31, 2005, 2004 and 2003, was $8.2 million, $7.5 million and $7.9 million, respectively.

MBIA Inc. also has a profit-sharing/401(k) plan in which MBIA Corp. participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute through payroll deductions up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of such compensation with MBIA Inc. common stock. MBIA Corp.’s contributions vest over five years with 60% vesting after three years and 20% in years four and five. Generally, a participating employee is entitled

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. MBIA Corp. contributions to the profit-sharing/401(k) plan aggregated $3.7 million, $4.1 million and $3.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. The non-qualified contributions for the pension plan were $2.7 million, $2.9 million and $3.4 million for the years ending December 31, 2005, 2004 and 2003, respectively. The non-qualified contributions for the profit-sharing/401(k) plan were $1.3 million, $1.2 million and $1.2 million for the years ending December 31, 2005, 2004 and 2003, respectively. In addition, interest credited to the non-qualified deferred compensation plan totaled $2.6 million, $2.9 million and $2.2 million for the years ending December 31, 2005, 2004 and 2003, respectively.

MBIA Corp. participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the Omnibus plan), which became effective on May 5, 2005. The Omnibus plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Options granted will either be Incentive Stock Options (ISOs), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (NQSOs). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire ten years from the date of grant (or shorter if specified or following termination of employment).

Effective January 1, 2002, MBIA Inc. adopted the expense recognition provisions of SFAS 123 and the modified prospective method of adoption under SFAS 148. Under the modified prospective method of adoption selected by MBIA Inc. under the provisions of SFAS 148, MBIA Corp.’s proportionate share of compensation cost for employee stock options for the years ended December 31, 2005, 2004 and 2003 totaled $16.6 million, $14.2 million and $22.3 million, respectively. In accordance with SFAS 123, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest.

Under the restricted stock component of the Omnibus plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock grants are typically granted from the vice president level up to and including the chief executive officer. Some of the awards made in 2005 are linked to the growth in book value per share of MBIA Inc.’s common stock including certain adjustments (modified book value) over a three-year period following the grant date. Actual shares issued at the vesting date will be determined based on the growth in modified book value. If modified book value grows by 30% or more over the three year period then 100% of the award will vest. If the growth in modified book value over the three year period is lower than 30%, then the amount of restricted shares issued will be adjusted downward in proportion to the amount by which actual growth in modified book value is below 30%. Compensation expense related to MBIA Corp.’s restricted stock awards was $17.3 million, $11.0 million and $5.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

MBIA Corp. participated in the “MBIA Long-Term Incentive Program” (the incentive program). The incentive program has been superceded by the Omnibus plan. The incentive program included a stock option component and a compensation component linked to the growth in modified book value over a three-year period following the grant date. Target levels for the incentive program awards were established as a percentage of total salary and bonus, based upon the recipient’s position. Awards under the incentive program typically were granted from the vice president level up to and including the chief executive officer. Actual amounts to be paid are adjusted upward or downward depending on the growth of modified book value versus a baseline target, with a minimum growth of 8% necessary to receive any payment and an 18% growth necessary to receive the maximum payment. Awards under the incentive program were divided equally between the two components, with approximately 50% of the award to be given in stock options and approximately 50% of the award to be paid in cash or shares of MBIA Inc. stock. Payments are made at the end of each three-year measurement period. During 2005, 2004 and 2003, $7.3 million, $23.2 million and $19.6 million, respectively, were recorded as an expense related to MBIA Corp.’s modified book value awards under the incentive program.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Related Party Transactions

Related parties are defined as the following:

•	Affiliates of MBIA Corp.: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with MBIA Corp. Control is defined as having, either directly or indirectly, the power to direct the management and policies of MBIA Corp. through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by MBIA Corp.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of MBIA Corp. defined as owners of record or known beneficial owners of more than 10 percent of the voting interests of MBIA Corp.

•	Management of MBIA Corp. which includes persons who are responsible for achieving the objectives of MBIA Corp. and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the board of directors, the chief executive officer, chief operating officer, vice president in charge of principal business functions and other persons who perform similar policymaking functions.

•	Members of the immediate families of principal owners of MBIA Corp. and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•	Other parties with which MBIA Corp. may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•	Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

From time to time MBIA Corp. may enter into transactions with related parties that MBIA Corp. deems immaterial or which occur in the normal course of business and are deemed to be transacted at “arm’s length” by management. Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies that had their S&P claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2005 is $340 million.

MBIA Corp. owns investments, included in other investments, which are recorded in MBIA Corp.’s financial statements using the equity method of accounting. These investments are comprised of equity interests in limited partnerships and in Channel Re. All material transactions between MBIA Corp. and these entities have been eliminated in MBIA Corp.’s consolidated financial statements. During 2005, premiums ceded to Channel Re totaled $61.4 million and ceding commissions received from Channel Re totaled $14.2 million. Note 15 provides information with respect to the terms of the reinsurance arrangements between MBIA Corp. and Channel Re.

Included in other assets at December 31, 2005 were $7.3 million of net receivables from MBIA Inc. and other subsidiaries. Included in other liabilities at December 31, 2004 were $8.8 million of net payables to MBIA Inc. and other subsidiaries.

MBIA Corp.’s investment portfolio is managed by MBIA Capital Management Corp. (CMC), a wholly owned subsidiary of MBIA Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. In 2005 and 2004, CMC charged fees of $10.8 million and $9.8 million to MBIA Corp., respectively, based on the performance of its investment portfolio.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MBIA Corp. insures outstanding investment agreement liabilities for IMC, which provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance.

MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $380.3 million and $476.3 million as of December 31, 2005 and 2004, respectively. MBIA Corp. also transferred securities subject to agreements to repurchase of $380.3 million and $476.3 million as of December 31, 2005 and 2004. These agreements have a term of less than one year. The interest expense relating to these agreements was $12.9 million and $4.6 million, respectively, for the years ended December 31, 2005 and 2004. The interest income relating to these agreements was $13.1 million and $5.2 million, respectively, for the years ended December 31, 2005 and 2004.

MBIA Corp. insures municipal bonds held by certain Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of these trusts is Lebenthal & Co., Inc., whose chairman emeritus is James A. Lebenthal. Mr. Lebenthal served as a director of MBIA Inc. during 2004. MBIA Corp. believes that the terms of these insurance policies and premiums charged are no less favorable than those related to similar unit investment trusts.

MBIA Corp. insures assets and/or liabilities of MBIA-administered conduits that are consolidated in the financial statements of MBIA Inc. and Subsidiaries. Certain of MBIA Inc.’s consolidated subsidiaries have invested in conduit debt obligations or have received compensation for services provided to the conduits.

MBIA Corp. had no loans outstanding to any executive officers or directors during 2005.

Note 19: Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and widely accepted valuation methodologies. However, in certain cases considerable judgment was required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities—The fair value of available-for-sale fixed-maturity securities, including securities pledged as collateral, is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investments held-to-maturity—The held-to-maturity investments are comprised of fixed and floating rate fixed-maturity securities. The fair value of the fixed rate investments is determined by calculating the net present value of estimated future cash flows assuming prepayments, defaults and discount rates that MBIA Corp. believes market participants would use for similar assets. The carrying value of the floating rate investments approximates their fair value.

Short-term investments—Short-term investments are carried at amortized cost, which approximates fair value.

Other investments—Other investments include MBIA Corp.’s interest in equity-oriented and equity method investments. The fair value of these investments is based on quoted market prices, investee financial statements or cash flow modeling.

Cash and cash equivalents, accrued investment income, reinsurance recoverable on unpaid losses, receivable for investments sold, short-term debt and payable for investments purchased—The carrying amounts of these items are reasonable estimates of their fair values as they are short-term in nature.

Securities purchased under agreements to resell—The fair value is estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements.

Prepaid reinsurance premiums—The fair value of MBIA Corp.’s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

Variable interest entity floating rate notes—Variable interest entity floating rate notes consist of floating rate securities and related accrued interest. The carrying values of variable interest entity notes approximate their fair values due to the term of the applicable interest rates.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred premium revenue—The fair value of MBIA Corp.’s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

Loss and loss adjustment expense reserves—The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Securities sold under agreements to repurchase—The fair value is estimated using discounted cash flow calculations based upon interest rates currently being offered for similar agreements.

Derivatives—The fair value is derived from market information and appropriate valuation methodologies which reflect the estimated amounts that MBIA Corp. would receive or pay to terminate the transaction at the reporting date.

	As of December 31, 2005		As of December 31, 2004
In thousands	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Fixed-maturity securities	$9,221,823	$9,221,823	$8,549,088	$8,549,088
Investments held-to-maturity	1,278,611	1,278,611	600,000	600,000
Short-term investments	861,220	861,220	979,464	979,464
Other investments	156,571	156,571	185,037	185,037
Cash and cash equivalents	116,339	116,339	182,347	182,347
Securities purchased under agreements to resell	380,306	380,306	476,251	476,251
Accrued investment income	128,865	128,865	129,210	129,210
Prepaid reinsurance premiums	407,614	405,034	434,968	407,481
Reinsurance recoverable on unpaid losses	58,965	58,965	34,610	34,610
Receivable for investments sold	3,550	3,550	2,023	2,023
Derivative assets	40,341	40,341	39,765	39,765

Liabilities:
Deferred premium revenue	$3,185,200	$3,100,263	$3,211,181	$3,005,482
Loss and loss adjustment expense reserves	721,502	721,502	748,869	748,869
Securities sold under agreements to repurchase	380,306	380,306	476,251	476,251
Variable interest entity floating rate notes	1,280,160	1,280,160	600,505	600,505
Short-term debt	58,745	58,745	58,745	58,745
Payable for investments purchased	62,325	62,325	15,686	15,686
Derivative liabilities	32,052	32,052	25,259	25,259

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Recent Litigation

In July 2002, MBIA Corp. filed suit against Royal Indemnity Company (Royal), in the United States District Court for the District of Delaware, to enforce insurance policies that Royal issued on certain vocational student loan transactions that MBIA Corp. insured. To date, claims in the amount of approximately $352 million have been made under the Royal policies with respect to loans that have defaulted. MBIA Corp. expects that there will be additional claims made under the policies with respect to student loans that may default in the future. Royal has filed an action seeking a declaration that it is not obligated to pay on its policies. If Royal does not honor its policies, MBIA Corp. will be required to make payment on the notes it insured, and will incur material losses under its policies. In October 2003, the court granted MBIA Corp.’s motion for summary judgment and ordered Royal to pay all claims under its policies. Royal appealed the order, and pledged $389 million of investment grade collateral to MBIA Corp. to secure the entire amount of the judgment, with interest, and has agreed to post additional security for future claims and interest. The Federal District Court has ordered Royal to comply with the pledge agreement.

On October 3, 2005, the Court of Appeals for the Third Circuit upheld the decision of the United States District Court for the District of Delaware enforcing the Royal insurance policies and remanded the case to the District Court for a determination of whether the Royal policies cover all losses claimed under the policies. In particular, the Court of Appeals directed the District Court to consider whether the Royal policies cover losses resulting from the misappropriation rather than from defaults by students. MBIA Corp. believes that the Royal policies cover losses even if they result from misappropriations of student payments, but in any event it appears that all or substantially all of the claims made under the Royal policies relate to defaults by students rather than misappropriation of funds. Therefore, MBIA Corp. expects Royal to be required to pay all or substantially all of the claims made under its policies and to be reimbursed for any payments MBIA Corp. made under its policies. Royal has appealed the Third Circuit’s ruling and requested that the case be reheard en banc.

MBIA Corp. believes that it will prevail in the litigation with Royal and will have no ultimate loss on these policies, although there can be no assurance that MBIA Corp. will in fact prevail. If MBIA Corp. does not prevail in the litigation and Royal does not make payments on the Royal Policies, MBIA Corp. expects to incur material losses under its policies. MBIA Corp. does not believe, however, that any such losses will have a material adverse effect on its financial condition.